EXHIBIT 21

Name	State or Other Jurisdiction of Incorporation
RF Micro Devices, Inc.	North Carolina
RFMD, LLC	North Carolina
RFMD Infrastructure Product Group, Inc.	North Carolina
RF Micro Devices International, Inc.	North Carolina
RF Micro Devices UK Ltd.	United Kingdom
RFMD (UK) Limited	United Kingdom
RF Micro Devices (Holland) B.V.	The Netherlands
RF Micro Devices (Taiwan) B.V.	The Netherlands
RF Micro Devices, Svenska AB	Sweden
RF Micro Devices (Denmark) ApS	Denmark
RF Micro Devices (Finland) Oy	Finland
RF Micro Devices (Korea) YH	Korea
RF Micro Devices (Beijing) Co. Ltd.	People’s Republic of China
RF Micro Devices (Hong Kong) Pvt. Limited	Hong Kong
Xemod Incorporated	California
Micro Linear International Corporation	Delaware
Premier Devices – A Sirenza Company	California
Premier Devices German Holding GmbH	Germany
RFMD Germany GmbH	Germany
Radio Frequency Micro Devices (India) Private Limited	India
Amalfi Semiconductor, Inc.	Delaware
Amalfi Semiconductor, Ltd.	Cayman Islands
Amalfi Semiconductor Pte, Ltd.	Singapore
RF Micro Devices (Cayman Islands), Ltd.	Cayman Islands
RF Micro Devices (Singapore) Pte. Ltd.	Singapore
RF Micro Devices (Dezhou) Co. Ltd.	People’s Republic of China
TriQuint Semiconductor, Inc.	Delaware
TriQuint, Inc.	Florida
TriQuint TFR, Inc.	Oregon
TriQuint Semiconductor GmbH	Germany
TriQuint S.R.L	Costa Rica
TriQuint Asia LLC	Delaware
TriQuint International Pte. Ltd.	Singapore
TriQuint Semiconductor Malaysia SDN BHD	Malaysia
TriQuint Japan YK	Japan
TriQuint Semiconductor (Shanghai) Ltd	China
TriQuint Semiconductor Texas, LLC	Texas
TriQuint Sales and Design, Inc.	Delaware
TriQuint Europe Holding Company	Delaware
TriQuint WJ, Inc.	Delaware
WJ Newco LLC	Delaware
TriQuint CW, Inc.	California

All of the above listed entities are 100% directly or indirectly owned by Qorvo, Inc.